Exhibit 99.5

Contact:

Media Relations	Jamie Bernard, IRC
Charles River Associates	Senior Associate
media@crai.com	Sharon Merrill Associates, Inc.
617-425-3315	617-542-5300

Charles River Associates (CRA) Announces Appointment of Paul Maleh as Chairman of its Board of Directors and William Concannon as its Independent Lead Director

Current Board Chairman Rowland Moriarty Set to Retire After 34 Years of Distinguished Service, Honored with Chairman Emeritus Title

BOSTON, February 27, 2020 – Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced that effective at its 2020 annual meeting of shareholders scheduled to be held on July 8, 2020, Paul Maleh, age 56, CRA’s Chief Executive Officer, President and a member of the Board of Directors, will become Chairman of the Board. In addition, William Concannon, age 64 and a member of the Board of Directors, will become independent Lead Director. The changes are being made in connection with the pending retirement of CRA’s current Board Chairman Rowland Moriarty, age 73, who, in accordance with CRA’s Director retirement policy, will retire from the Board effective at CRA’s 2020 annual meeting of shareholders after 34 years of distinguished service.

Mr. Maleh began his career at CRA as an associate more than 30 years ago. Since then he has held positions of increasing responsibility at CRA, including leading CRA’s Finance Practice, serving as Chief Operating Officer and, since 2009, leading the Company as its Chief Executive Officer and President.

“I am delighted that the Board has chosen Paul to succeed me as Chairman,” commented Dr. Moriarty. “Paul has demonstrated that he is an energetic and talented leader who has delivered impressive results for all of CRA’s stakeholders. Working with Bill Concannon as Lead Director, I am confident that Paul and his talented team will build upon CRA’s legacy as a leading global consulting firm and continue to create value for all of our stakeholders.”

In his role as Lead Director, Mr. Concannon, who has served on CRA’s Board since 2000, will coordinate the activities of all of the independent directors, help facilitate the Board’s oversight and shareholder responsibilities, and act as a liaison between Mr. Maleh and the other independent directors. The appointment of Mr. Concannon as Lead Director is subject to him being re-elected to CRA’s Board at the 2020 annual meeting of shareholders.

“We would like to thank Row for his dedicated, thoughtful and invaluable leadership as Chairman of the Board for the past 18 years, and as a member of the Board for the past 34 years,” said Maleh. “Row has guided CRA with a steady hand through the various stages of our growth and prosperity, and for that we will be forever grateful.”

In honor of Dr. Moriarty’s contributions to CRA, the Board of Directors has voted to grant him the honorary title Chairman Emeritus of CRA. Dr. Moriarty has served as a Director since 1986 and as Chairman of the Board since May 2002. From December 1992 until May 2002, Dr. Moriarty served as Vice Chairman of the Board. Dr. Moriarty’s long-standing relationship with CRA has given him an intimate institutional knowledge of CRA’s business, and his leadership and guidance has been part of the very fabric of CRA and what the Company is today.

About Charles River Associates (CRA)

Charles River Associates® is a leading global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Twitter, and Facebook.

SAFE HARBOR STATEMENT

Statements in this press release using the terms “create,” “build,” “continue” or similar expressions are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors including those under the heading “Risk Factors” referenced in our periodic filings with the Securities and Exchange Commission. We cannot guarantee any future results, levels of activity, performance, or achievement. We undertake no obligation to update any forward-looking statements after the date of this press release, and we do not intend to do so.